Exhibit 99.1


    EDT Learning, Inc. Announces Fiscal 2004 Third Quarter Results

   PHOENIX--(BUSINESS WIRE)--Feb. 5, 2004--EDT Learning, Inc.
(AMEX:EDT):

   Third Fiscal Quarter Highlights:

   -- Record license, service, and maintenance revenue of $1.6 million, a 13% increase over Q2 revenues

   -- Launch of audio conferencing service as a stand-alone or integrated audio and Web conferencing service

   EDT Learning, Inc. (AMEX:EDT), a leading provider of Web conferencing, virtual classroom and Web collaboration software, today announced results for the fiscal 2004 third quarter and nine months ended December 31, 2003.
   For the three months ended December 31, 2003, total revenues were $1.6 million compared with total revenues of $1.7 million for the three months ended December 31, 2002. The Company reported a net loss of $322,000 for the three months ended December 31, 2003. During the three months ended December 31, 2003, the Company recorded preferred stock dividends of $30,000, bringing the loss available to common shareholders to $352,000, or $0.02 per basic and diluted share. For the three months ending December 31, 2002, the net loss was $967,000, or $0.06 per basic and diluted share.
   For the nine months ended December 31, 2003, total revenues were $4.4 million compared with total revenues of $6.0 million for the nine months ended December 31, 2002. The Company reported a net loss of $910,000 for the nine months ended December 31, 2003. During the nine months ended December 31, 2003, the Company recorded imputed preferred stock dividends of $247,000 and preferred stock dividends of $45,000, bringing the loss available to common shareholders to $1.2 million, or $0.07 per basic and diluted share. For the nine months ending December 31, 2002, the net loss was $1.7 million or $0.11 per basic and diluted share.
   Commenting on the financial results, James M. Powers, Jr., president and chief executive officer of EDT Learning, said, "During our third quarter, we achieved sales that not only contributed immediately to revenue but also substantially increased backlog that provides future recurring revenues. While we are pleased that revenues were at record levels, they were below our internal revenue targets. We had previously indicated that we expected to be profitable for our fiscal year if we met our revenue targets. While we believe that we will achieve profitability for the fourth quarter ended March 31, 2004, we do not anticipate a profit for the fiscal year.
   "Our continued focus on our award-winning Web conferencing products and services is beginning to pay off. In addition, Our energized sales force is now led by our new senior vice president of sales, Mr. Nathan Cocozza, who brings to us demonstrated sales experience in the Web conferencing and audio conferencing industry. With his leadership, we have launched sales and marketing efforts that are designed to create a large pool of iLinc(TM) users and grow the usage within our existing customer base."
   In closing, Dr. Powers added, "Given our continuing focus and efforts in the rapidly growing Web conferencing and Web collaboration industry, we are changing our name to "iLinc Communications, Inc." and continuing to improve what many of our customer's regard as the best Web collaboration and virtual classroom product in the industry. Frost & Sullivan recently predicted that the Web Conferencing market alone will grow from $757 million in 2004 to $2.2 billion in 2008. We are excited by the continued growth in the Web conferencing and Web collaboration markets, and we see trends that position us to take advantage of that growth. As a single example, we are one of the very few Web conferencing providers that offer a carrier-class product in combination with a behind-the-firewall purchase model. We are taking full advantage of this and other competitive advantages, and we are beginning to see the results of our efforts."
   A listen-only simulcast and 30-day replay of EDT Learning's third quarter conference call will be available online through the Company's Web site at www.edtlearning.com or www.fulldisclosure.com beginning at 11:00 a.m. Eastern time today.

   About EDT Learning, Inc.

   Headquartered in Phoenix, Arizona, EDT Learning is a leading provider of software and services that help individuals, companies, and organizations communicate more effectively and efficiently. The Company provides its software products and online services in the United States and worldwide through its direct sales efforts and indirect channel network, with an emphasis in the financial, high-tech, and professional services markets. EDT Learning's online collaboration and development software products include the iLinc(TM) suite, TestLinc(TM), and i-Canvas(TM). EDT Learning also markets its off-the-shelf online library of content that includes an online mini-MBA program co-developed with the Tuck School of Business at Dartmouth College. You can obtain additional information about the iLinc suite and each individual product at http://www.edtlearning.com or by calling 602-952-1200.

   More About the iLinc(TM) Suite of Products

   The iLinc Web collaboration software suite is available in both an ASP and license purchase model and is built upon EDT Learning's proven virtual classroom technology that has already provided millions of hours of online training. Since its beginnings in 1994, LearnLinc and MeetingLinc have been installed and operational in corporate, government, and educational organizations in the United States and Internationally. LearnLinc(TM), the flagship of EDT Learning's four-product iLinc suite, won first place at the Synchronous e-Learning Shootout held at Online Learning's Conference in the fall of 2002, winning by a vote of training professionals over such other notable companies as WebEx, PlaceWare (now Microsoft Live), and Centra. EDT Learning's award-winning technology boasts one of the most comprehensive feature lists in the industry that includes the use of voice-over-IP and two-way live video. The iLinc suite includes:
LearnLinc(TM) - permits live instructor-led training and education over the Internet to remote students replicating the instructor-led environment; MeetingLinc(TM) - facilitates more effective and economical communication through online meetings using voice-over-IP technology to avoid the expense of travel and long-distance charges; ConferenceLinc(TM) - delivers your message more consistently in a one-to-many format replicating professionally managed conferencing events; and SupportLinc(TM) - gives customer service organizations the ability to provide remote, hands-on support for products, systems, or software applications.
   This press release contains information that constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements involve risk and uncertainties that could cause actual results to differ materially from any future results described within the forward-looking statements. Factors that could contribute to such differences include, the rate of acceptance of our products and services by customers, and changes in the e-Learning and Web conferencing and collaboration market in general, use of the Internet, the acceptance of new products, our need for working capital, the result of pending litigation, the competition we face from larger and more well capitalized competitors and other matters more fully disclosed in the Company's annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. The forward-looking information provided herein represents the Company's estimates as of the date of the press release, and subsequent events and developments may cause the Company's estimates to change. The Company specifically disclaims any obligation to update the forward-looking information in the future. Therefore, this forward-looking information should not be relied upon as representing the Company's estimates of its future financial performance as of any date subsequent to the date of this press release.


                          EDT LEARNING, INC.
                 Consolidated Statements of Operations
                              (Unaudited)
                 (In thousands, except per share data)

                               Three Months Ended   Nine Months Ended
                                   December 31,        December 31,
                               ------------------  ------------------
                                 2003      2002      2003       2002
                               --------  --------  --------  --------
Revenues:
 Licenses                          $568      $306    $1,756      $359
 Service and maintenance          1,011       769     2,559     2,988
                               --------  --------  --------  --------
  Total e-Learning revenue        1,579     1,075     4,315     3,347
 Dental contract revenue             12       642       128     2,635
                               --------  --------  --------  --------
  Total revenues                  1,591     1,717     4,443     5,982
                               --------  --------  --------  --------

Operating expenses:
 Research and development           741       786     1,950     2,596
 Sales and marketing                460       427     1,171     1,278
 General and administrative         358       699     1,371     2,162
 Depreciation and amortization       97       464       300     1,397
                               --------  --------  --------  --------
  Total operating expenses        1,656     2,376     4,792     7,433
                               --------  --------  --------  --------

Loss from operations                (65)     (659)     (349)    (1451)

Interest expense                   (343)     (415)   (1,003)   (1,239)
Interest income and other            10        25        31       117
Gain on termination of
 service agreements with
 Affiliated Practices                 9        82        23       897
Gain (loss) on settlement of
 debt and other obligations          58      --         379      --
Gain on foreign
 currency translation                 9      --           9      --
                               --------  --------  --------  --------

Loss before income taxes           (322)     (967)     (910)   (1,676)
Income tax expense                 --        --        --        --
                               --------  --------  --------  --------

Net loss                           (322)     (967)     (910)   (1,676)
Preferred stock dividends           (30)     --         (45)     --
Imputed preferred
 stock dividends                   --        --        (247)     --
                               --------  --------  --------  --------

Loss Available to
 Common Stockholders              $(352)    $(967)  $(1,202)  $(1,676)
                               ========  ========  ========  ========

Net loss per share - basic
 and diluted                     $(0.02)   $(0.06)   $(0.07)   $(0.11)
                               ========  ========  ========  ========

Number of shares used in
 calculation of loss per
 share - basic and diluted       17,304    16,638    16,376    15,927
                               ========  ========  ========  ========

                  EDT LEARNING, INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                 (In thousands, except per share data)

                                                   Dec. 31,  March 31,
                                                     2003      2003
                                                   --------  --------
                                                  (Unaudited)
                                ASSETS

Current assets:
 Cash and cash equivalents                             $227      $409
 Accounts receivable, net                             1,656       675
 Notes receivable, net                                  252       270
 Prepaid expenses and other current assets              123        33
                                                   --------  --------
  Total current assets                                2,258     1,387

Property and equipment, net                             397       485
Goodwill                                              9,050     8,823
Intangible assets, net                                1,087     1,346
Notes receivable, net                                   107       326
Other assets                                             55        56
                                                   --------  --------
  Total Assets                                      $12,954   $12,423
                                                   ========  ========

                 LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
 Current portion of long-term debt                     $329      $728
 Accounts payable and accrued liabilities             2,031     2,040
 Current portion of capital lease liabilities           348       462
 Current portion of deferred revenue                    975       817
                                                   --------  --------
  Total current liabilities                           3,683     4,047

Long-term debt, less current maturities,
 net of discount of $1,827 and $2,038,
 respectively                                         5,166     5,863
Capital lease liabilities, less
 current maturities                                      20       193
                                                   --------  --------
  Total liabilities                                   8,869    10,103
                                                   --------  --------

Commitments and contingencies

Shareholders' equity:
 Convertible preferred stock, $0.001 par value,
  10,000,000 shares authorized, 150,000 and 0
  issued, respectively                                 --        --
 Common stock, $0.001 par value, 40,000,000
  shares authorized, 19,073,059 and 17,018,184
  issued, respectively                                   19        17
 Accumulated deficit                                (30,502)  (29,300)
 Additional paid-in capital                          35,976    32,854
 Less:  Treasury stock                               (1,408)   (1,251)
                                                   --------  --------
  Total shareholders' equity                          4,085     2,320
                                                   --------  --------
  Total Liabilities and Shareholders' Equity        $12,954   $12,423
                                                   ========  ========

    CONTACT: EDT Learning Inc., Phoenix
             James M. Powers, Jr., 602-952-1200
             www.edtlearning.com